Exhibit 4.8

Investment Agreement

Of

Hebei Taiying Communications Outsourcing Service
Co., Ltd.

July 2016

This Investment Agreement (hereinafter referred to as “this Agreement”) is concluded and entered into by and between the following parties in Hebei, China on July 1, 2016.

Party A:	Beijing Jiate Information Technology Co., Ltd. (hereinafter referred to as “Party A”)

Legal representative: Dong Wenjuan

Domicile:	Yard No. 23, Beice Middle Road, Erbozi Village, Huilongguan Town, Changping District, Beijing

Party B:	Hebei Taiying Communications Outsourcing Service Co., Ltd. (hereinafter referred to as “Target Company” or “Party B”)

Legal representative: Wang Zhili

Domicile:	Bai Shi Jin Gu Yanjiao International Industrial Base, North of Gushan West Road, West of Yingbin North Road, Yanjiao, Sanhe City, Hebei Province

Party C:	Shandong Taiying Technology Co., Ltd. (hereinafter referred to as “Party C” or “Original Shareholder”)

Legal representative: Wang Zhili

Domicile:	No. 1366, Zhongtianmen Avenue, Tai’an Hi-Tech Industrial Development Zone, Tai’an City, Shandong Province

Whereas:

1.	Party B is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, currently, the registered capital of Party B is RMBFive Million (￥5 Million) only (unless otherwise specified, the monetary unit referred to herein is RMB), and it has 1 corporate shareholder, which is Shandong Taiying Technology Co., Ltd. The shareholding status upon signing this Agreement is: Party C accounts for 100%, all in monetary contribution.

2.	Due to business needs, Party B intends to introduce investor to optimize the shareholding structure and expand business scale. As an investor, Party A is willing to participate in the investment mentioned herein. Party B and Party C agree unanimously upon Party A’s investment in Party B.

Now, all parties agree to implement this investment plan based on the investment terms and conditions agreed herein, therefore, all parties hereby agree as follows:

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Article 1:	Party A’s investment

1.1	The price of this investment is based on the registered capital of company, namely RMB10 Million, which is agreed by all parties hereto.

1.2	Both Party B and Party C agree upon Party A’s equity investment, agreeing Party A to invest [RMBFour Million Nine Hundred Thousand] only (in figures: ￥[4.9 Million] only) in cash, after investment Party A will hold 49% shares of Party B; and Party A guarantees that the source of investment fund is legal.
1.3	After the completion of this investment, corresponding shareholdings held by Party A in Party B are as follows:

Investor	Amount of investment (RMB)	Shareholding ratio
Beijing Jiate Information Technology Co., Ltd.	4,900,000.00	49%

1.4	For the convenience of Party B’s needs in future operation management, Party A, Party B and Party C unanimously consent and agree upon the processes of this investment as follows:

(1)	On or before February 1, 2017, Party A shall remit the first investment fund of RMB2.45 Million into the company account of Party B.

(2)	And the rest investment money will be credited into the account as agreed in Articles of Association.
1.5	All parties agree to go through the change registration formalities in the administrative department for industry and commerce within 30 working days as of the date of signature hereof.
1.6	All parties agree that, Party A will cooperate with Party B to carry out registered capital increase and industrial and commercial registration of changes etc., and all parties guarantee that the proportion of company shares held by Party A will be 49% after the completion of industrial and commercial registration of changes under the condition that the agreed investment amount remains the same.
1.7	All relevant expenses incurred from this investment (including but not limited to capital verification fee, audit fee, assessment fee, counsel fee, charges for industrial and commercial registration of changes etc.) shall be borne by the company after change.

Article 2:	Effective condition
2.1	This Agreement will become effective as of the date of signature by all parties.

Article 3:	Guarantee of Party B and Party C

On the date of signature hereof, Party B and Party C guarantee that:

3.1	Party B and Party C are the legal persons duly incorporated and validly existing under the laws of the People’s Republic of China.

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3.2	Their signing and performance of this Agreement do not violate the restriction of the law or contract having binding effect or impact on them.

3.3	They have all necessary powers, authorizations and approvals for signing this Agreement, and will have all necessary powers, authorizations and approvals for full performance of all obligations hereunder.

3.4	Assist Party A to sign all necessary documents and go through necessary formalities to successfully accomplish the purpose hereof; and assist Party A to give priority to recommend one candidate to hold the post of director of Party B under the same conditions after Party B has completed the industrial and commercial registration of changes.

3.5	Party A will become the shareholder of Party B after completion of investment, and the accumulated profits and accumulations of Party B will be shared by the shareholders after investment.

3.6	Once this Agreement has been signed, it will constitute legal and valid obligations with binding effect to them.

Article 4:	Guarantee of Party A

On the date of signature hereof, Party A guarantees that:

4.1	Party A promises to promptly pay the investment fund in full in order to guarantee sound and rapid development of Party B.

4.2	Party A promises to no longer invest or hold equity interest in projects or companies whose business scope is similar to that of Party B and Party C.

4.3	Party A is the legal person duly incorporated and validly existing under the laws of the People’s Republic of China.

4.4	Party A’s signing and performance of this Agreement do not violate the restriction of the law or contract having binding effect or impact on it

4.5	Party A has all necessary powers, authorizations and approvals for signing this Agreement, and will have all necessary powers, authorizations and approvals for full performance of all obligations hereunder.

4.6	The source of capital used by Party A in this investment is legal.

4.7	In order to facilitate continuous and stable development of Party B after this investment, Party A agrees to sign this concerted action agreement jointly with Party C.

4.8	Once this Agreement has been signed, it will constitute legal and valid obligations with binding effect to them.

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Article 5:	Responsibility for breach of contract

5.1	If this Agreement is not performed or cannot be fully performed due to the breach of contract by any party hereto, the breaching party shall bear the responsibility for breach of contract arising therefrom and pay the innocent party liquidated damages of RMB300 Thousand. In case of breach of contract by all parties, each party shall bear the corresponding responsibility arising therefrom respectively.

5.2	If Party B fails to accomplish the industrial and commercial registration of changes within the deadline agreed in Article 1.5, then Party A is entitled to ask Party B for returning the investment fund, and pay the interest on fund occupation (calculate based on 5% of annual interest rate, subject to actual number of days). If Party B fails to promptly accomplish the industrial and commercial registration of changes due to the reason of Party A, then the agreed time for doing so will be postponed accordingly.

5.3	Except for the circumstances of breach of contract as stipulated in Article 5.1 and 5.2, before accomplishing the industrial and commercial registration of changes for this investment, if Party A asks for withdrawal of fund, or Party B refuses to go through the industrial and commercial registration of changes and asks for returning the fund to Party A, then the breaching party shall compensate RMB300 Thousand only to the innocent party.

Article 6:	Force majeure

6.1	In case of earthquake, typhoon, flood, fire, war and other unforeseeable, unpreventable or unavoidable force majeure events (including but not limited to act of god, strike, riot, act of war, outbreaks of infectious diseases, government control after contract conclusion, rainstorm or other natural disasters), and thereby causing direct impact on the performance of this Agreement or this Agreement cannot be performed according to the terms agreed, the party who encounters the aforesaid force majeure event shall immediately inform the other party on the situations related to such event, and shall provide written report on details of force majeure within 5 business days after the occurrence of force majeure event, and submit valid supporting documents on such force majeure within one month after submitting such written report, such supporting documents shall be issued by the notary authority located in the place of force majeure event, except for it is forbidden by national laws, regulations and policies. Based on the event’s degree of impact on agreement performance, all parties may, through consultation, decide whether or not to exempt from performing the obligations of this Agreement, or delay the performance of this Agreement. Neither party may propose a claim for compensation for the loss caused by force majeure. Once the force majeure disappears, all parties shall immediately take measure to continue to perform the agreement due to be performed.

Article 7:	Dispute settlement

7.1	The conclusion, validity, performance, interpretation and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

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7.2	For all disputes arising from performance of this Agreement or related hereto, all parties shall settle them through friendly consultation. But if consultation fails, any party may submit the dispute to Hebei Arbitration Commission to be arbitrated pursuant to the arbitration rules effective currently upon arbitration application. The arbitral tribunal comprises of 3 arbitrators. The arbitration procedures are proceeded in Chinese. The arbitration award is final and has binding effect on all parties, and the arbitration fees will be borne by the losing party.

Article 8:	Notice

8.1	Unless otherwise prescribed herein, any party shall adopt the written form when sending the notice hereunder and related hereto. If sent by personal service or by fax, or sent to the contact address listed at the start of this Agreement by recognized express service, or sent to other address already informed by the recipient beforehand, then it shall be deemed to have been served.

Article 9:	Agreement signing and counterpart

9.1	This Agreement is signed by Party A, Party B and Party C in Hebei on July 1, 2016. For other matters not covered herein, all parties will otherwise sign supplementary agreement.

9.2	The original copy of this Agreement is made in quadruplicate, each party hereto holds one copy respectively, and the rest one will be kept by Party B for industrial and commercial registration of changes.

Party A:	Beijing Jiate Information Technology Co., Ltd. (Seal) Beijing Jiate Information Technology Co., Ltd. (Seal)
Legal (authorized) representative (Signature): /s/ Zhao Guiwu

Party B:	Hebei Taiying Communications Outsourcing Service Co., Ltd. (Seal) Hebei Taiying Communications Outsourcing Service Co., Ltd. (Seal)

Legal (authorized) representative (Signature): /s/ Wang Debao

Party C:	Shandong Taiying Technology Co., Ltd. (Seal) Shandong Taiying Technology Co., Ltd. (Seal)
Legal (authorized) representative (Signature): /s/ Wang Debao

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